UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2022

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in Governing Instruments)

The Netherlands	1-38012	98-1346104
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Nieuwezijds Voorburgwal 104 1012 SG Amsterdam, the Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: Tel: +31 6 82 55 84 30

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary Shares, €0.10 par value	PLYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Restated Credit Facility

On December 16, 2022, Playa Hotels & Resorts N.V. (the “Company” or “we”) and our subsidiary, Playa Resorts Holding B.V. (the “Borrower”), entered into a Second Restatement Agreement, dated as of December 16, 2022, with Deutsche Bank AG New York Branch (“Deutsche Bank”), as Administrative Agent and Swing Line Lender, CIBanco, S.A. Institucion de Banca Multiple, as final beneficiary of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria identified internally as DB/1715, as Mexican Collateral Agent (the “Mexican Collateral Agent”) and the other lenders party thereto. Pursuant to the Restatement Agreement, the Company and the Borrower became party to that certain Second Amended and Restated Credit Agreement, dated as of December 16, 2022 (the “Restated Credit Facility”), with Deutsche Bank, as Administrative Agent and Swing Line Lender, the Mexican Collateral Agent, Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and Truist Bank, as L/C Issuers, Deutsche Bank Securities Inc., BofA Securities, Inc. and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners and Goldman Sachs Bank USA, Sumitomo Mitsui Banking Corporation and Truist Securities Inc., as Joint Bookrunners and the other lenders party thereto from time to time. The Restated Credit Facility amends and restates that certain First Amended and Restated Credit Agreement, dated as of April 27, 2017 (as amended or modified prior to the date hereof, the “Existing Credit Agreement”), among the Company, the Borrower, Deutsche Bank, as Administrative Agent and the other agents and lenders party thereto.

The Restated Credit Facility consists of (i) a $225 million revolving line of credit with a maturity date of January 5, 2028 (the “Revolving Credit Facility”) and (ii) a $1.1 billion term loan with a maturity date of January 5, 2029 (the “Term Loan”). The Revolving Credit Facility also includes a $25 million subfacility for the issuance of standby letters of credit. The Restated Credit Facility includes provisions permitting future increases in the amount of term loans and revolving loan commitments thereunder without further consent of the lenders in an aggregate principal amount for all such increases of up to (x) the greater of $230 million and 100% of the Company’s Consolidated EBITDA (as defined in the Restated Credit Facility) plus (y) such other amounts as would not cause certain financial ratios to exceed the applicable ratio set forth in the Restated Credit Facility, in each case, subject to one or more lenders providing additional commitments for such increases and the satisfaction of certain other customary conditions. The Term Loan was fully funded at closing and is being used to refinance indebtedness outstanding under the Existing Credit Agreement, to repay in full all outstanding indebtedness under the Existing Additional Term Loan Agreement (as defined below) and the Existing Mortgage Loan Agreement (as defined below) and for other general corporate purposes.

The obligations under the Restated Credit Facility guaranteed by substantially all of our material subsidiaries, subject to certain exceptions. The obligations are further guaranteed by the Company on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of the Borrower. The obligations are further secured by, among other things, a lien on (i) all hotels located in Mexico, (ii) certain personal property associated with such hotel properties and (iii) pledges of equity interests in certain subsidiaries that directly or indirectly own equity interests in any hotel property or certain management companies.

Borrowings under the Term Loan bear interest, at the Borrower’s option, at either a base rate plus a margin of 3.25% or SOFR plus a margin of 4.25%. Borrowings under the Revolving Credit Facility bear interest, at the Borrower’s option, at either a base rate plus a margin ranging from 2.25% to 2.75% or SOFR plus a margin ranging from 3.25% to 3.75%, in each case, depending on the level of our consolidated secured leverage net ratio in effect from time to time. In addition, under the Revolving Credit Facility, we will pay an unused commitment fee on the average daily undrawn amount at a rate that varies between 0.25% and 0.50%, depending on the level of our consolidated secured net leverage ratio in effect from time to time.

Prior to the maturity date, the Term Loan requires amortization payments in an aggregate annual amount equal to 1% of the initial principal amount of the Term Loan, which amount is payable in equal quarterly installments. In addition, so long as our consolidated secured net leverage ratio is above 3.50:1.00, the Restated Credit Facility requires annual excess cash flow mandatory prepayments in an amount equal to (1) 50% of annual excess cash flow, commencing with the fiscal year ending December 31, 2023, if our consolidated secured net leverage ratio is above 4.50:1.00 or (2) 25% of annual Excess Cash Flow (as defined in the Restated Credit Facility) if our consolidated secured net leverage ratio is at or below 4.50:1.00 and greater than 3.50:1.00, in each case, as of the end of the year for which excess cash flow is calculated. The Restated Credit Facility also includes customary mandatory prepayment requirements associated with a portion of the proceeds of asset sales, casualty events and condemnation events that are not reinvested in our business, in each case, applicable in circumstances where our consolidated secured net leverage ratio is above 3.50:1.00. We may voluntarily prepay borrowings under the Restated Credit Facility at any time without premium or penalty, subject to customary breakage costs in the case of SOFR-based loans, as well a premium of 1% applicable in the case of a repayment of the Term Loan in the first six months following the closing date in connection with certain transactions that have the effect of refinancing the Term Loan at a lower interest rate.

The Restated Credit Facility includes a springing financial maintenance covenant that will apply only in certain circumstances where usage of the revolving credit commitments under the Revolving Credit Facility exceeds 35% of such commitments as of the end of any fiscal quarter. When applicable for any quarter, we are required to maintain a consolidated secured net leverage ratio of not more than 5.20:1.00.

The Restated Credit Facility requires that the Company and, subject to certain exceptions, all of its subsidiaries comply with covenants relating to customary matters, including with respect to incurring indebtedness and liens, paying dividends or making certain other distributions or redeeming equity interests, making acquisitions and investments, effecting mergers and asset sales, prepaying junior indebtedness, and engaging in transactions with affiliates.

The Restated Credit Facility also includes events of default relating to customary matters, including but not limited to: non-payment of principal, interest or fees; breach of representations or warranties; violations of covenants; cross defaults with certain other indebtedness and agreements; certain bankruptcy-related events; and the occurrence of certain change in control transactions.

PJT Partners acted as financial advisor to the Company and Hogan Lovells US LLP acted as legal advisor to the Company in connection with the Restated Credit Facility.

The Restated Credit Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Restated Credit Facility is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

Item 1.02 Termination of Material Definitive Agreement:

In connection with the Borrower’s entry into the Restated Credit Agreement, the Term Loan was used to repay in full all outstanding indebtedness under (1) that certain Credit Agreement, dated as of June 12, 2020 the “Existing Additional Term Loan Agreement”), among the Company, Cortland Capital Market Services LLC, as Administrative Agent, Acquiom Agency Services LLC, as Mexican Collateral Agent and the lenders party thereto from time to time and (2) that certain Loan Agreement, dated of June 12, 2020 (the “Existing Mortgage Loan Agreement”), among the Company, PHR Lender LLC, as initial lender and initial administrative agent for and on behalf of the other financial institutions from time to time party thereto. Upon such repayment, the Existing Additional Term Loan Agreement and the Existing Mortgage Loan Agreement were terminated. In connection with the repayment in full of the indebtedness described above, the Borrower was required to pay early termination fees in an aggregate amount equal to $5.1 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Restatement Agreement, dated as of December 16, 2022, among Playa Hotels & Resorts N.V., as Holdings, Playa Resorts Holding B.V, as Borrower, the Guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Swing Line Lender, Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria identified internally as DB/1715, as Mexican Collateral Agent, and the Lenders party thereto from time to time.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYA HOTELS & RESORTS N.V.

Date: December 16, 2022	By:	/s/ Ryan Hymel
Ryan Hymel
Chief Financial Officer